Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

HEICO Corporation

Co-Registrants Listed in the Form S-3ASR

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.250% Notes due 2028	457	(r)	$600,000,000	99.860%	$599,160,000	0.00011020	$66,027.43
Fees to Be Paid	Debt	5.350% Notes due 2033	457	(r)	$600,000,000	99.632%	$597,792,000	0.00011020	$65,876.68
Fees to Be Paid	Debt	Guarantees of 5.250% Notes due 2028	457	(n)	—	—	—	—	—	(2)
Fees to Be Paid	Debt	Guarantees of 5.350% Notes due 2033	457	(n)	—	—	—	—	—	(2)
Fees Previously Paid	—	—	—		—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—
	Total Offering Amounts						$1,196,952,000		$131,904.11
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$131,904.11

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on July 18, 2023 (File No. 333-273297).

(1)	Represents the aggregate principal amount of each series of notes to be offered pursuant to the prospectus supplement to which this Exhibit 107 relates.

(2)	Pursuant to Rule 457(n) promulgated under the Securities Act, no separate filing fee is required for the guarantees of each series of notes by the subsidiary guarantors listed as co-registrants on the Form S-3ASR.